TRUBRIDGE, INC.
AMENDED AND RESTATED 2019 INCENTIVE PLAN

PERFORMANCE-BASED CASH BONUS AWARD AGREEMENT

This Performance-Based Cash Bonus Award Agreement (this “Agreement”) between TruBridge, Inc. (the “Company”) and ________________ (“Participant”) is dated effective _________, 20__ (the “Grant Date”).

AGREEMENT

1.    Award. Subject to the terms and conditions hereof and of the TruBridge, Inc. Amended and Restated 2019 Incentive Plan (as may be amended from time to time, the “Plan”), pursuant to Section 7.4 of the Plan, the Company hereby grants to Participant the right to earn a cash bonus (the “Award”) under the Plan based upon the degree of the Company’s achievement of the Performance Goals set forth in Section 2 over the fiscal year commencing on January 1, 20__ and ending on December 31, 20__ (the “Performance Period”). The target amount of Participant’s Award shall be $________________ (“Target Award”). The actual amount of the Award, if any, shall be determined pursuant to Sections 2 through 5 below and may be greater than, equal to, or less than the Target Award based on the Company’s performance during the Performance Period. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.

2.    Performance Goals; Calculation of Award Amount.

(a)The percentage of Participant’s Target Award that is earned by the Participant for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit A.

(b)Following the completion of the Performance Period, the Compensation Committee of the Board of Directors of the Company (the “Committee”) shall review and certify in writing whether, and to what extent, the Performance Goals have been achieved and, if so, calculate and certify in writing the amount of the Award earned. The Committee shall have the authority to adjust or modify the calculation of the Performance Goals for the Performance Period in order to prevent the diminution or enlargement of the rights of Participant based on the following events:  (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report on Form 10-K for the applicable year; (f) acquisitions or divestitures; (g) a difference between the actual and expected mix between SaaS sales and license arrangement sales; (h) any other specific unusual or nonrecurring events, or objectively determinable category thereof; and (i) a change in the Company’s fiscal year.

3.    Service Requirements; Termination of Employment.

(a)    General. Except as otherwise provided herein or in an employment, severance or similar agreement between the Company and Participant, Participant shall be eligible to receive an Award only if Participant remains employed by the Company through the last day of the Performance Period. If Participant’s Continuous Service terminates at any time during the Performance Period, then, except as otherwise provided herein or in an employment, severance or similar agreement between the Company and Participant, this Agreement shall be canceled immediately on such termination of Continuous Service and Participant shall cease to have any right or entitlement to receive any payment hereunder. Nothing contained in this Agreement or in the Plan shall confer upon Participant any right to continue in the employment of the Company.

(b)    Payment upon Participant’s Death or Disability. Notwithstanding Section 3(a) above and except as otherwise provided in an employment, severance or similar agreement between the Company and Participant, if Participant’s Continuous Service terminates during the Performance Period as a result of Participant’s death or Disability, then Participant will receive a pro rata portion of the Award that otherwise would have been payable hereunder, with Participant’s Award to be calculated in the manner set forth in Section 2 above, except that the amount of the Award, if any, will be pro-rated based on the number of days that Participant was employed by the Company between the date of the beginning of the Performance Period and the date that Participant’s Continuous Service terminated as a percentage of the total number of days in the Performance Period.

4.    Termination in Connection with a Change in Control. Notwithstanding Section 3(a) above and except as otherwise provided in an employment, severance or similar agreement between the Company and Participant, if Participant’s Continuous Service is terminated during the Performance Period (i) by the Company without Cause (other than on account of Participant’s death or Disability) or (ii) by Participant for Good Reason (if any agreement with such Participant defines such term and provides for benefits as a result of such termination), and such date of termination is within twelve (12) months following a Change in Control, then the Award shall be payable to Participant, no later than five (5) days following such date of termination, at the projected level of performance through the end of the Performance Period, as determined by the Committee as of the date of termination based on performance through the date of such determination, except that the amount of the Award, if any, will be pro-rated based on the number of days that Participant was employed by the Company between the date of the beginning of the Performance Period and the date that Participant’s Continuous Service terminated as a percentage of the total number of days in the Performance Period.

5.    Payment of Awards. The Committee shall determine the amount, if any, of the Award payable to Participant in accordance with the terms of this Agreement and the Plan. Except as provided in Section 4 hereof, the percentage of Participant’s Target Award that is earned under this Agreement shall be paid in cash within two and one-half (2½) months following the end of the Performance Period, including in the case of a payment pursuant to Section 3(b) hereof.

6.    Transferability. The Award and any rights relating thereto may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than in accordance with the terms of the Plan.

7.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon Participant any right to be retained in any position or as an Employee of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate Participant’s Continuous Service at any time, with or without Cause.

8.Tax Withholding. The Company shall withhold from any Award payable hereunder all federal, state, local and other income and employment taxes required to be withheld from such Award.

9.Conflicts and Interpretation. Participant acknowledges receipt of a copy of the Plan, and agrees that this Award shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control. Furthermore, subject to applicable law and the terms of the Plan, all designations, determinations, interpretations and other decisions with respect to the Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive and binding upon all persons, including Participant.

10.Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

11.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to Participant under this Agreement shall be in writing and addressed to Participant at Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

13.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

14.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and transferees.

15.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Award does not create any contractual right or other right to receive any other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Participant’s employment with the Company.

17.Amendment. In accordance and consistent with Section 409A of the Code, as applicable, the Company may modify, amend or waive the terms of the Award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law or as necessary to avoid adverse tax or accounting consequences. Prior to the effectiveness of any modification, amendment or waiver, the Company will provide notice to Participant and the opportunity for Participant to consult with the Company regarding such modification, amendment or waiver. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18.Section 409A. This Agreement is intended to either comply with or be exempt from Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement either comply with Section 409A of the Code or are exempt therefrom and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

19.No Trust or Fund Created. Neither this Agreement nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

20.No Impact on Other Benefits. Except to the extent required by law or the terms of any qualified plan under the Code, the value of Participant’s Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

21.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22.Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon the payment of any cash bonus and that Participant has been advised to consult a tax advisor prior to such payment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRUBRIDGE, INC.

By:
        Name:    Vinay Bassi
    Title:    Chief Financial Officer

PARTICIPANT:

Name:

Exhibit A

The percentage of Participant’s Target Award that is earned shall be determined based (i) 30% on the Company’s Adjusted EBITDA (as defined below) in 2024 (the “Adjusted EBITDA Goal”); (ii) 30% on the Company’s Total Revenue (as defined below) in 2024 (the “Total Revenue Goal”); (iii) 20% on the Company’s Adjusted Operating Cash Flows (as defined below) in 2024 (the “Adjusted Operating Cash Flows Goal”); and (iv) 20% on individual performance goals established at the beginning of the Performance Period by the Company’s President and Chief Executive Officer (the “Individual Goals” and, collectively with the Adjusted EBITDA Goal, the Total Revenue Goal, and the Free Cash Flow Goal, the “Performance Goals”), as calculated in accordance with the following tables:

Amount of 2024 Adjusted EBITDA	Percentage Earned of Portion of Target Award Amount Allocable to Adjusted EBITDA Goal
Less than $________	0% earned
$________	50% earned
$________	100% earned
$________ or more	200% earned

Amount of 2024 Total Revenue	Percentage Earned of Portion of Target Award Amount Allocable to Total Revenue Goal
Less than $________	0% earned
$________	50% earned
$________	100% earned
$________ or more	200% earned

Amount of 2024 Adjusted Operating Cash Flows	Percentage Earned of Portion of Target Award Amount Allocable to Adjusted Operating Cash Flows Goal
Less than $________	0% earned
$________	50% earned
$________	100% earned
$________ or more	200% earned

Performance Toward Individual Goals	Percentage Earned of Portion of Target Award Amount Allocable to Individual Goals
Participant has not achieved the Individual Goals at the threshold level of performance	0% earned
A-1

Participant has achieved the Individual Goals at the target level of performance	100% earned
Participant has achieved the Individual Goals at the maximum level of performance	200% earned

The Company will linearly interpolate between the amounts set forth in the tables above.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Adjusted EBITDA” is a non-GAAP financial measure and is calculated as GAAP net income as reported, adjusted for: (i) deferred revenue purchase and other accounting adjustments arising from purchase allocation adjustments related to business acquisitions; (ii) depreciation expense; (iii) amortization of software development costs; (iv) amortization of acquisition-related intangibles; (v) impairment of goodwill; (vi) impairment of trademark intangibles; (vii) stock-based compensation; (viii) severance and other non-recurring charges; (ix) interest expense and other, net; (x) gain on contingent consideration; and (xi) the provision for income taxes.

“Adjusted Operating Cash Flows” is defined as Adjusted EBITDA less investment in software development.

“Total Revenue” is defined as the total revenues as reported.

    A-2